As filed with the Securities and Exchange Commission on April 17, 2020

Registration No. 333-163616

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Sony Kabushiki Kaisha

(Exact name of Registrant as specified in its charter)

Sony Corporation

(Translation of Registrant’s name into English)

Japan	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o 7-1, Konan 1-chome
Minato-ku
Tokyo 108-0075
Japan

(Address of principal executive offices)

The Eighteenth Series of Stock Acquisition Rights for

Shares of Common Stock of Sony Corporation

The Nineteenth Series of Stock Acquisition Rights for

Shares of Common Stock of Sony Corporation

(Full title of the plans)

Sony Corporation of America
25 Madison Avenue, 26th Floor
New York, New York 10010
Attn.: Office of the General Counsel
212-833-5893

(Name, address and telephone number of agent for service)

Copy to:
Arthur H. Kohn, Esq.
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer” and “large accelerated filer” in Rule 12b-2 of the Exchange Act.

☒ Large accelerated filer ☐ Accelerated filer ☐ Non-accelerated filer ☐ Smaller Reporting Company

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (Registration No. 333-163616) filed by Sony Corporation (the “Registrant”) with the U.S. Securities and Exchange Commission on December 9, 2009 (the “Registration Statement”) to register 790,500 shares of the Common Stock of the Registrant (the “Eighteenth Series Shares”) to be issued upon exercise of the Eighteenth Series of Stock Acquisition Rights for Shares of Common Stock of Sony Corporation (the “Eighteenth Series Stock Acquisition Rights”) and 1,528,300 shares of Common Stock of the Registrant (the “Nineteenth Series Shares”) to be issued upon exercise of the Nineteenth Series of Stock Acquisition Rights for Shares of Common Stock of Sony Corporation (the “Nineteenth Series Stock Acquisition Rights”). As of the date hereof, (a) none of the Eighteenth Series Stock Acquisition Rights remain outstanding, and no additional Eighteenth Series Shares will be issued and (b) none of the Nineteenth Series Stock Acquisition Rights remain outstanding, and no additional Nineteenth Series Shares will be issued.

In accordance with the Registrant’s undertaking in Part II, Item 9(a)(3) of the Registration Statement, the Registrant hereby amends the Registration Statement to remove from registration all of the Eighteenth Series Shares and Nineteenth Series Shares that remain unsold or otherwise unissued, if any, and to terminate the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Japan as of the 26th day of March, 2020.

SONY CORPORATION

By:	/s/ Kazushi Ambe
Kazushi Ambe Executive Vice President, Corporate Executive Officer, In charge of Human Resources and General Affairs

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and as of the dates indicated:

Name	Title	Date

/s/ Kenichiro Yoshida Kenichiro Yoshida	President and Chief Executive Officer, Representative Corporate Executive Officer, Member of the Board	March 26th, 2020

/s/ Hiroki Totoki Hiroki Totoki	Senior Executive Vice President and Chief Financial Officer, Representative Corporate Executive Officer, Member of the Board	March 26th, 2020

/s/ Shuzo Sumi Shuzo Sumi	Chairman of the Board	March 26th, 2020

/s/ Kazuo Matsunaga Kazuo Matsunaga	Vice Chairman of the Board	March 26th, 2020

/s/ Tim Schaaff Tim Schaaff	Member of the Board	March 26th, 2020

/s/ Koichi Miyata Koichi Miyata	Member of the Board	March 26th, 2020

/s/ John V. Roos John V. Roos	Member of the Board	March 26th, 2020

/s/ Eriko Sakurai Eriko Sakurai	Member of the Board	March 26th, 2020

/s/ Kunihito Minakawa Kunihito Minakawa	Member of the Board	March 26th, 2020

/s/ Toshiko Oka Toshiko Oka	Member of the Board	March 26th, 2020

/s/ Sakie Akiyama Sakie Akiyama	Member of the Board	March 26th, 2020

/s/ Wendy Becker Wendy Becker	Member of the Board	March 26th, 2020

/s/ Yoshihiko Hatanaka Yoshihiko Hatanaka	Member of the Board	March 26th, 2020

/s/ Mark E. Khalil Mark E. Khalil	President and General Counsel, Sony Corporation of America	March 26th, 2020